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                                                                  EXHIBIT 3.1(b)


                                    EXHIBIT A



             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             ONEWORLD SYSTEMS, INC.


             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


                                  INTRODUCTION

        OneWorld Systems, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolutions creating a series of its Preferred Stock, par value of $0.001 per share, designated as the Series A Convertible Preferred Stock:

        RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.001 per share, of the Corporation be, and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

        1. TITLE OF SERIES. The series of the Preferred Stock shall be designated as the Series A Convertible Preferred Stock (the "Series A Preferred Stock").

        2. NUMBER OF SHARES IN SERIES; PAR VALUE. The number of authorized shares of Series A Preferred Stock shall be three million one hundred thousand (3,100,000) shares, par value $0.001 per share.

        3.     DIVIDENDS.

               3.1 The holders of the Series A Preferred Stock shall be entitled to receive, when as and if declared by the Board of Directors, out of funds legally available therefore prior and in preference to payment of any dividend with respect to the Common Stock (other than dividends payable solely in Common Stock of the Corporation), a dividend in an amount equal to $0.2679 per



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share of Series A Preferred Stock per annum, accruing from the date of issuance of the Series A Preferred Stock. Such dividends shall be cumulative when as and if declared by the Board of Directors.

               3.2 No dividends or other distributions shall be made with respect to the Common Stock during any fiscal year of the Corporation unless at the same time a dividend or distribution is paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal to the amount paid with respect to a share of Common Stock (with each share of Series A Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate; for such purpose, all shares of Series A Preferred Stock held by each holder of Series A Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded).

        4. LIQUIDATION PREFERENCE. At any time, in the event of any of the following occurrences (a "TRANSACTION"):

               (1) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that will result in the Corporation's shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity;

               (2) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders immediately prior to such sale will, as a result of such sale, hold (by virtue of securities issued as consideration for the Corporation's sale) at least 50% of the voting power of the purchasing entity; or

               (3) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

then immediately after giving effect to the applicable provisions of Section 7.6 hereof, if any, the Corporation shall take appropriate steps in connection with such Transaction to ensure that the assets of the Corporation available for distribution or such other property issued in connection with such Transaction shall be distributed at the closing of the Transaction in the order and priority that follows:

               4.1 The holders of the Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, the amount of $2.679 per share for each share of Series A Preferred Stock then held by them (adjusted for any combinations, consolidations, or stock distributions or dividends with respect to such shares) and, in addition, an amount equal to all declared but unpaid dividends on the shares of Series A Preferred Stock then held by them, if any.



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               4.2 If the assets and funds legally available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts to which each holder of Series A Preferred Stock is entitled, then the entire assets and funds of the Corporation legally available for distribution to such holders shall be distributed among the holders of Series A Preferred Stock pro rata. Thereafter, the remaining assets and funds of the Corporation equally available for distribution, if any, shall be distributed ratably among the holders of the Common Stock and Preferred Stock, with each share of the Series A Preferred
Stock being treated for such purpose as if it had been converted into Common Stock at its then effective Conversion Rate.

               4.3 Any securities to be delivered to the holders of the Series A Preferred Stock pursuant to paragraphs 4.1 and 4.2 above shall be valued as follows:

                      4.3.1 Securities not subject to investment letter or other similar restrictions on free marketability:

                             4.3.1.1 If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                             4.3.1.2 If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                             4.3.1.3 If there is no active public market, the
value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

                      4.3.2 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in 4.3.1.1,
4.3.1.2 or 4.3.1.3 to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

        5. VOTING RIGHTS. Except as otherwise required by law, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted at the effective Conversion Rate at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of the Series A Preferred Stock shall be entitled to vote, on an as-converted basis, with the holders of Common Stock on all matters submitted to the holders of the Common Stock, except as otherwise required by law.



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        6. CERTAIN TAXES. The Corporation shall pay any and all issuance and other taxes (excluding any federal or state income taxes) that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock to which such issuance relates were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or it is established to the satisfaction of the Corporation that such tax has been paid.

        7. CONVERSION. The holders of the Series A Preferred Stock have conversion rights as follows (the "CONVERSION RIGHTS"):

               7.1 Definitions. For purposes of this Section 7 the following definitions shall apply:

                      7.1.1 "Issuance Date" shall mean, with respect to the Series A Preferred Stock, the first date on which the Corporation issues any shares of such Series A Preferred Stock.

                      7.1.2 "Conversion Price" shall mean, with respect to the Series A Preferred Stock, the price, determined pursuant to this Section 7, at which shares of Common Stock shall be deliverable upon conversion of shares of such Series A Preferred Stock.

                      7.1.3 "Current Conversion Price" shall mean, with respect to the Series A Preferred Stock, the Conversion Price immediately before the occurrence of any event, that, pursuant to Section 7.2, causes an adjustment to the Conversion Price.

                      7.1.4 "Series A Preferred Stock Purchase Price" shall mean $2.679 per share.

               7.2 Adjustments to Conversion Price. The Conversion Price in effect from time to time for the Series A Preferred Stock shall be subject to adjustment in certain cases as follows:

                      7.2.1 Stock Dividends. In the event the Corporation at any time or from time to time after the original Issuance Date shall declare or pay any dividend on the Common Stock or other class or series of Preferred Stock payable in Common Stock, and no equivalent dividend is disclosed or made on the Series A Preferred Stock, then and in any such event, the then applicable Conversion Price of the Series A Preferred Stock shall be proportionately decreased upon the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid the only proportional decrease in the then applicable Conversion Price will be with respect



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to the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and the Conversion Price shall be recomputed accordingly.

                      7.2.2 Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price applicable to the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price applicable to the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                      7.2.3 Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 7 or as otherwise provided in Section 3, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 7 with respect to the rights of the holders of the Series A Preferred Stock.

                      7.2.4 Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7.2.5 above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

               7.3 No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution,



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issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               7.4 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock.

               7.5 Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Preferred Stock Purchase Price by the Conversion Price applicable to such Series A Preferred Stock in effect at the time of the conversion. Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid either in cash or in shares of Common Stock of the Corporation, at the election of the Corporation, wherein the shares of Common Stock shall be valued at the fair market value at the time of such conversion, as determined by the Board of Directors in their good faith discretion. For purposes of determining the number of shares of Common Stock into which the Series A Preferred Stock is convertible, the initial Conversion Price shall be $0.2679.

               7.6 Automatic Conversion.

                      7.6.1 Fifty percent (50%) of the outstanding shares of Series A Preferred Stock shall automatically be converted into Common Stock of the Corporation at the then applicable Conversation Price at such time as the stockholders of the Corporation validly authorize (i) an increase in the number of authorized shares of Common Stock, or (ii) a reverse stock split with respect to the Common Stock, and any requisite amendment to the Certificate of Incorporation has been filed with the Delaware Secretary of State, provided that, in either such case, the Corporation must then have sufficient shares of Common Stock authorized and available for issuance to provide for the conversion of all outstanding shares of Series A Preferred Stock. Such automatic conversion shall be applied to all holders of Series A Preferred Stock proportionally on a pro rata basis.



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                      7.6.2 Provided that the automatic conversion contemplated
in Section 7.6.1 hereof has taken place, and in each case, that sufficient shares of Common Stock of the Corporation are authorized and available for issuance to permit such conversion, the remaining issued and outstanding shares of Series A Preferred Stock shall automatically convert to Common Stock at the then applicable Conversion Price as follows:

                             7.6.2.1 Twenty-five percent (25%) of such remaining
shares of Series A Preferred Stock shall convert on the first date upon which the closing price per share of the Common Stock (as reported on the NASDAQ National Market, or on such other securities exchange or automated quotation system as then reports the price of the Common Stock) reaches $0.77607;

                             7.6.2.2 Twenty-five percent (25%) of such remaining
shares of Series A Preferred Stock shall convert on the first date upon which the closing price per share of the Common Stock (as reported on the NASDAQ National Market, or on such other securities exchange or automated quotation system as then reports the price of the Common Stock) reaches $1.03476;

                             7.6.2.3 Twenty-five percent (25%) of such remaining
shares of Series A Preferred Stock shall convert on the first date upon which the closing price per share of the Common Stock (as reported on the NASDAQ National Market, or on such other securities exchange or automated quotation system as then reports the price of the Common Stock) reaches $1.29345; and

                             7.6.2.4 Twenty-five percent (25%) of such remaining
shares of Series A Preferred Stock shall convert on the first date upon which the closing price per share of the Common Stock (as reported on the NASDAQ National Market, or on such other securities exchange or automated quotation system as then reports the price of the Common Stock) reaches $1.55214.

                      7.6.3 So long as sufficient shares of Common Stock are authorized and available for issuance to permit such conversion, all shares of Series A Preferred Stock which remain issued and outstanding as of March 12, 2001 shall automatically be converted into shares of Common Stock at the then applicable Conversion Price, unless the right of redemption provided to the holders of the Series A Preferred Stock by Section 7.8 hereof has already been exercised.

                      7.6.4 Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (pursuant to the methodology of Section 7.5 above) at any time upon the election of a majority of the Series A Preferred Stock, voting together as a single class, provided that sufficient shares of Common Stock are authorized and available for issuance by the Company at the time of such election.

                             Notice of any such automatic conversion pursuant to
this Section 7.6 shall be given by the Corporation by mail, postage prepaid, to the holders of the Series A Preferred



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Stock at their addresses shown in the Corporation's records and, upon surrender by the holder of Series A Preferred Stock of the certificate or certificates representing such Series A Preferred Stock, the Corporation shall deliver to such holder those items described in the last sentence of Section 7.7.1.

               7.7 Mechanics of Conversion.

                      7.7.1 In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The transfer of certificates to any person other than the holder is subject to applicable federal and state securities laws. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificate or certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share, payment in cash or Common Stock (as determined under Section 7.5) representing any declared and unpaid dividends on the converted Series A Preferred Stock and, if less than all of the shares of the Series A Preferred Stock represented by the surrendered certificate or certificates are converted into Common Stock, a certificate representing the shares of Series A Preferred Stock not converted into Common Stock.

                      7.7.2 Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                      7.7.3 All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends



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thereon. Any shares of Series A Preferred Stock so converted shall be retired and canceled and returned to the authorized but unissued category.

               7.8 Redemption. On or at any time after October 1, 2000 upon the vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, the Corporation shall redeem all outstanding shares of Series A Preferred Stock at a redemption price per share equal to $2.679 plus all declared, accrued and unpaid dividends thereon as of the redemption date.

               7.9 Series A Protective Provisions. The Corporation shall not, without the vote or written consent of a majority of the outstanding Series A Preferred Stock, voting as a single class:

                      (a) amend or repeal any provision of the Certificate of Incorporation if such action would alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                      (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with Series A Preferred Stock;

                      (c) pay or declare any dividend (other than a dividend of securities) on any security;

                      (d) authorize a merger, sale of all or substantially all the assets of the Corporation, recapitalization or reorganization of the Corporation; or

                      (e) take any other action required by law to be approved by the holders of the Series A Preferred Stock, voting as a separate class.

               7.10 Information Rights. So long as at least fifty percent (50%) of the Series A Preferred Stock originally issued remains outstanding, the Corporation will provide the holders of the Series A Preferred Stock with copies of periodic reports, including audited financial statements and unaudited quarterly financial information, promptly following the Corporation's filing of such reports with the Securities and Exchange Commission.

               7.11 Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of the certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred



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Stock represented by the new certificate from the date to which dividends have been fully paid on the Series A Preferred Stock represented by the surrendered certificate.

               7.12 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of the certificate, the Corporation shall (at the holder's expense) execute and deliver in lieu of the certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

               7.13 Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Certificate without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock or the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock at the time such action is taken; provided, that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation unless first approved by an affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock or unless the Corporation has obtained the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

               7.14 Notice. All notices shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or sent by overnight courier, with acknowledgment of receipt, to the party to whom notice is to be given, or on the fifth day after mailing if mailed to the party to whom notice is to be given, by registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows: (a) if to the Corporation, at its principal executive offices or (b) if to any stockholder, at that holders' address, as it appears in the stock records of the Corporation.



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        IN WITNESS WHEREOF, OneWorld Systems, Inc. has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be signed by its Chief Executive Officer this 3rd day of March, 1999.




                                       ONEWORLD SYSTEMS, INC.



                                       /S/ Neil Selvin
                                       -----------------------------------------
                                       By: Neil Selvin
                                       Chief Executive Officer


     [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                     OF SERIES A CONVERTIBLE PREFERRED STOCK
                           OF ONEWORLD SYSTEMS, INC.]



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